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                               CERTIFICATE OF AMENDMENT
                                          TO
                             CERTIFICATE OF INCORPORATION
                                          OF
                               DIGITAL LIGHTWAVE, INC.



    DIGITAL LIGHTWAVE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),

    DOES HEREBY CERTIFY:

    FIRST: That by unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and recommended for approval by meeting or written consent of the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation be amended by changing Section (a) of Article FOURTH, so that as amended Section (a) of Article FOURTH shall be and read as follows:

              "FOURTH: (a) General. The aggregate number of shares which the Corporation is authorized to issue is 220,000,000 shares, of which 20,000,000 shall be shares of Preferred Stock, par value $.0001 per share (the "Preferred Stock"), and 200,000,000 shall be shares of Common Stock, par value $.0001 per share (the "Common Stock").

              Effective at the time of the filing with the Secretary of State of the State of Delaware of the Certificate of Amendment to the Certificate of Incorporation of the Corporation on October 31, 1996, setting forth the amendment set forth herein (the "Effective Time"), each three (3) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified into and become two (2) shares of Common Stock and each stock certificate that, immediately prior to the Effective Time, represented three (3) shares of Common Stock shall, from and after the Effective Time, represent two (2)

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         shares of Common Stock (the "Reverse Stock Split").  No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split and each such fractional share shall be rounded up to the nearest whole share of Common Stock."

    SECOND: That pursuant to and in accordance with Section 228 of the General Corporation Law of the State of Delaware, the proposed amendment was duly approved by the written consent of the holders of a majority of the outstanding shares of Common Stock of the Corporation and prompt written notice has or will be given to all stockholders of record of the Corporation who have not consented to the amendment set forth herein.

    THIRD: That the foregoing amendment has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

    IN WITNESS WHEREOF, Digital Lightwave, Inc. has caused this certificate to be signed by Bryan J. Zwan, its Chief Executive Officer, and attested to by Beth
A. Morris, its Secretary, this 31st day of October, 1996.


                                  By:  /s/ Bryan J. Zwan
                                       -----------------------
                                       Bryan J. Zwan
                                       Chief Executive Officer


ATTEST:  /s/ Beth A. Morris
         ------------------
         Beth A. Morris
         Secretary